Exhibit No. 99.1

CUI Global Announces Resolution of ITALIAN TARIFF issue AND Resumption of gaspt® deployments at snam rete gas

― Company Anticipates GasPT Deliveries to Resume in Early 2018 ―

HOUSTON, TX, October 16, 2017 – CUI Global, Inc. (Nasdaq: CUI) announced today that its wholly-owned energy subsidiary in the United Kingdom, Orbital Gas Systems Ltd. (Orbital), has been notified by its Italian distribution partner, Socrate SpA (Socrate), that a tariff issue between the Italian energy authority and Snam Rete Gas (SRG), the national gas transmission company of Italy, has been resolved. Socrate has resumed deployment of the initial 400-unit order for the Company’s GasPT solution as part of SRG’s re-metering project and expects installation to be completed by the end of 2017.

Orbital was awarded a sole-source contract in February 2016 by Socrate to supply a minimum of 3,300 to a maximum of 7,000 GasPT units to SRG over three to five years as part of SRG’s re-metering project across its 33,000+ kilometer pipeline system. Orbital received an initial purchase order for 400 units, which it delivered (50 units per month) to Socrate by October 2016.

As a result of a complex tariff issue having nothing to do with the technology, in October 2016, SRG suspended its project and Socrate ceased installation of the Company’s GasPT units. Recently, SRG published the revised Gas Transport Tariff Criteria for 2018-2019, which resolves the tariff issue.

“Resumption of the SRG project clears the way for completing the installation of our initial order and puts us on a path for additional orders under our fully-funded contract,” said William Clough, CUI Global president and CEO. “We look forward to resuming deliveries in early-2018; to continuing our partnership with Socrate on our largest contract to date; and to redefining the industry’s standards for fiscal monitoring of natural gas quality with our GasPT technology.”

“The restart of this important project is a continuation of a long-standing relationship between SRG and Socrate,” stated Nicola Giorgio Sorrentino, CEO of Socrate. “The project is only made possible by the unique nature of the GasPT analyzer and its ability to cost-effectively and efficiently monitor natural gas quality in the pipeline.”

Concluded Mr. Clough, “While awaiting resolution on the tariff issue, we have built demand for our Energy products, especially our GasPT, across a broader base of prospective customers and geographies. With SRG as a key reference customer, we secured a partnership with ENGIE, a global energy leader that spans multiple points of revenue across multiple geographies. Within SRG, we are also pursuing an opportunity for our odorizer technology. We recently entered phase 2 of the UK’s Future Billing Methodology Project that applies fiscal monitoring at a residential level and could ultimately employ tens of thousands of our GasPT units. In North America, where GasPT is applicable both for fiscal monitoring and as a process control device, we have attracted considerable interest from a key OEM to the gas turbine power generation market. The fact that the SRG project is but one of many substantial opportunities ahead of us is a testament to a product set that is unmatched in the marketplace.”

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT2 platform targeting the energy sector, to CUI Inc.’s digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com

About Orbital Gas Systems Ltd.

Orbital Gas Systems Ltd (“Orbital-UK”) is the largest natural gas systems integrator in the United Kingdom. For over 30 years, Orbital-UK has developed its portfolio of products, services and resources to offer a diverse range of personalized gas engineering solutions to the gas utilities, power generation, emissions, manufacturing and automotive industries.  Orbital-UK’s internationally recognized expertise in the natural gas industry, including bringing together the patented VE-technology with the ground-breaking GasPTi device, offers natural gas operators and users a comprehensive engineering array for the next generation of energy metering systems. Orbital-UK is a wholly owned subsidiary of CUI Global, Inc.

For more information, please visit www.orbitalgassystems.com

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.

Media Contact:	External IR Contact
CUI Global Inc.	LHA Investor Relations
Jeff Schnabel	Sanjay M. Hurry
503-612-2300	212-838-3777
Press@cuiglobal.com	cuiglobal@lhai.com